CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated July 27, 2022, with respect to the financial statements of Allspring C&B Large Cap Value Fund (formerly, Wells Fargo C&B Large Cap Value Fund) Allspring Emerging Growth Fund (formerly, Wells Fargo Emerging Growth Fund), Allspring Index Fund (formerly, Wells Fargo Index Fund), Allspring Small Company Growth Fund (formerly, Wells Fargo Small Company Growth Fund), and Allspring Small Company Value Fund (formerly, Wells Fargo Small Company Value Fund), five of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of May 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 26, 2022